Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Home BancShares, Inc. on Form S-8 pertaining to the Home BancShares, Inc. 2006 Stock Option and Performance Incentive Plan of our report, dated March 11, 2005, with respect to the consolidated balance sheet of Home BancShares, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2004, and our report, dated March 11, 2005, with respect to the consolidated balance sheets of TCBancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended, included in the Form S-1 (No. 333-132427) of Home BancShares, Inc. that was filed with the SEC on March 14, 2006, and as subsequently amended.
Dallas, Texas
August 10, 2006